Exhibit 99.1

Gaia Reports Fourth Quarter and Full Year 2020 Results

Fourth Quarter Revenues up 27%, Generates $3.9 in Million Cash

BOULDER, CO, March 1, 2021 — Gaia, Inc. (NASDAQ: GAIA), a conscious media and community company, reported financial results for the fourth quarter and full year ended December 31, 2020.

Highlights

▪	27% increase in revenues from the year-ago quarter
▪	Second sequential quarter of positive earnings and cash flow
▪	Added 129,000 members during the year, ending with 728,000 paying members

“We had a very successful year in 2020, generating net income and cash flows while maintaining our revenue growth rate over 20%,” said Paul Tarell, Gaia’s CFO. “Beginning in July we reached the scale necessary to sustainably grow and maintain profitability.”

Fourth Quarter 2020 Financial Results

Revenues in the fourth quarter increased 27% to $18.6 million from $14.7 million in the year-ago quarter. This was primarily due to growth in members and an increase in average revenue per member. Paying members increased to 727,600 as of December 31, 2020 with net member additions for the quarter of 30,300.

Gross profit in the fourth quarter increased 27% to $16.2 million compared to $12.8 million in the year-ago quarter. Gross margin increased to 87.1% versus 86.9% in the year-ago quarter.

Total operating expenses were $15.7 million, or 84% of revenues in the fourth quarter of 2020 compared to $15.3 million, or 104% of revenues in the year-ago quarter. The significant reduction as a percentage of revenues is due to continued efficiency improvements in fixed operating expenses and reducing customer acquisition costs as a percentage of revenue to 43% from 50% in the year-ago quarter.

Net income in the fourth quarter was $0.3 million or $0.02 per share, which improved from a net loss of $2.8 million or $(0.15) per share in the year ago quarter.

EBITDA improved to $3.5 million compared to $0.2 million in the year-ago quarter and has continued to increase sequentially.

Gaia generated cash flows from operations in excess of cash used in investing activities of $1.5 million during the fourth quarter of 2020, an improvement of $2.0 million compared to the fourth quarter of 2019.  This marks the final milestone in Gaia’s transition to positive earnings and cash flows, with a $3.9 million increase in Gaia’s cash balance compare to September 30, 2020. Gaia’s cash balance was $12.6 million as of December 31, 2020.

2020 Financial Results

Revenues in 2020 increased 24% to $66.8 million from $54.0 million in 2019. This was primarily due to growth in paying members and an increase in average revenue per member.

Gross profit in 2020 increased 24% to $58.2 million compared to $46.9 million in 2019. Gross margin improved to 87.1% versus 86.8% primarily due to increased revenues.

Total operating expenses in 2020 were $62.8 million or 94% of revenues compared to $64.1 million or 119% of revenues in 2019, which was an improvement in both absolute dollars and as a percentage of revenues. Customer acquisition costs as a percentage of revenue decreased to 47% in 2020 from 56% in 2019.

Net income in 2020 was $0.5 million, or $0.03 per share, compared to a net loss of $18.2 million, or $(1.00) per share, in 2019.

EBITDA improved $15 million in 2020 to $7.4 million from $(7.6) million in 2019, an almost 200% improvement.

Cash generated from operations was $11.7 million in 2020 compared to cash used in operations of $2.6 million in 2019, an improvement of $14.3 million.

Conference Call

The company will hold a conference call today at 4:30 p.m. Eastern time to discuss its fourth quarter and full year 2020 results.

Date: Monday, March 1, 2021

Time: 4:30 p.m. Eastern time (2:30 p.m. Mountain time)

Toll-free dial-in number: 1-866-548-4713

International dial-in number: 1-323-794-2093

Conference ID: 1665604

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via ir.gaia.com. A telephonic replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through March 15, 2021.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 1665604

About Gaia

Gaia is a global video streaming service and community that provides curated conscious media in four primary channels—Seeking Truth, Transformation, Alternative Healing and Yoga—to its subscribers in 185 countries with approximately 8,000 titles. Over 85% of its library is exclusive to Gaia, and approximately 80% of the views are generated by content produced or owned by Gaia. For more information about Gaia, visit www.gaia.com.

Forward-Looking Statements

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” or comparable terminology or by discussions of strategy. While Gaia believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, operating losses, general economic conditions, competition, changing consumer preferences, acquisitions, new initiatives we undertake, costs of acquiring new subscribers, subscriber retention rates, and other risks and uncertainties included in Gaia’s filings with the Securities and Exchange Commission. Gaia assumes no duty to update any forward-looking statements.

Contacts

Paul Tarell

Gaia, Inc.

(303) 222-3330

Paul.Tarell@gaia.com

Cody Slach

Gateway Investor Relations

(949) 574-3860

GAIA@gatewayir.com

GAIA, INC.

Condensed Consolidated Statements of Operations

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands, except per share data)	2020	2019	2020	2019
	(unaudited)
Revenues, net	$18,626	$14,688	$66,827	$53,979
Cost of revenues	2,403	1,925	8,651	7,111
Gross profit	16,223	12,763	58,176	46,868
Gross profit margin	87.1%	86.9%	87.1%	86.8%
Expenses:
Selling and operating	14,583	14,078	56,937	58,292
Corporate, general and administration	1,151	1,254	5,867	5,780
Total operating expenses	15,734	15,332	62,804	64,072
Income (loss) from operations	489	(2,569)	(4,628)	(17,204)
Interest and other income (expense), net	(68)	(243)	5,327	(643)
Income (loss) before income taxes	421	(2,812)	699	(17,847)
Provision for income taxes	111	—	180	45
Income (loss) from continuing operations	310	(2,812)	519	(17,892)
Loss from discontinued operations	—	—	—	(258)
Net income (loss)	$310	$(2,812)	$519	$(18,150)

Earnings per share:
Basic:
Continuing operations	$0.02	$(0.15)	$0.03	$(0.99)
Discontinued operations	—	—	—	(0.01)
Basic net income (loss) per share	$0.02	$(0.15)	$0.03	$(1.00)
Diluted:
Continuing operations	$0.02	$(0.15)	$0.03	$(0.99)
Discontinued operations	—	—	—	(0.01)
Diluted net income (loss) per share	$0.02	$(0.15)	$0.03	$(1.00)
Weighted-average shares outstanding:
Basic	19,183	18,402	18,921	18,160
Diluted	19,603	18,402	19,305	18,160

EBITDA*	$3,505	$177	$7,414	$(7,609)

* See definition and reconciliation on following page.

GAIA, INC.

Summary of Cash Flows

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands)	2020	2019	2020	2019
	(unaudited)
Net cash provided by (used in):
Operating activities - continuing operations	$4,453	$3,346	$11,650	$(2,650)
Operating activities - discontinued operations	—	—	—	76
Operating activities	4,453	3,346	11,650	(2,574)
Investing activities	(2,957)	(3,786)	(176)	(20,275)
Financing activities	2,388	287	(10,363)	4,379
Net change in cash	$3,884	$(153)	$1,111	$(18,470)

Reconciliation of Income (loss) from Continuing Operations to EBITDA and Adjusted EBITDA

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands)	2020	2019	2020	2019
	(unaudited)
Income (loss) from continuing operations	$310	$(2,812)	$519	$(17,892)
Interest expense, net	68	243	798	643
Provision for income taxes	111	—	180	45
Gain on sale of real estate	—	—	(6,125)	—
Depreciation and amortization expense	3,016	2,746	12,042	9,595
EBITDA	3,505	177	7,414	(7,609)
Share-based compensation expense	474	215	2,338	1,812
Adjusted EBITDA	$3,979	$392	$9,752	$(5,797)

EBITDA represents income (loss) from continuing activities before interest expense, provision for income taxes, other income, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to remove share-based compensation expense. EBITDA and Adjusted EBITDA do not represent net income, as that term is defined under GAAP, and should not be considered as an alternative to net income (loss) as an indicator of our operating performance.

Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures, tax payments and debt service requirements. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures.

GAIA, INC.

Condensed Consolidated Balance Sheets

	December 31,	December 31,
(in thousands, except share and per share data)	2020	2019

ASSETS
Current assets:
Cash	$12,605	$11,494
Accounts receivable	2,024	2,310
Prepaid expenses and other current assets	1,746	2,443
Total current assets	16,375	16,247
Media library, software and equipment, net	39,231	36,921
Right-of-use lease asset, net	8,622	—
Investment, real estate and other assets	28,500	35,715
Goodwill	17,289	17,289
Total assets	$110,017	$106,172
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$8,947	$10,594
Deferred revenue	12,376	8,025
Total current liabilities	21,323	18,619
Long-term mortgage, net	6,250	18,433
Long-term lease liability	7,952	—
Deferred taxes	257	206
Total liabilities	35,782	37,258
Total equity	74,235	68,914
Total liabilities and equity	$110,017	$106,172